Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cypress Energy Partners, L.P. 2013 Long-Term Incentive Plan of our report dated July 15, 2013, with respect to the statement of revenues and direct operating expenses of the assets purchased by Cypress Energy Partners, LLC from Moxie Disposal Systems, LLC and Peach Energy Services, LLC, included in the Registration Statement (Form S-1 No. 333-192328) and related Prospectus of Cypress Energy Partners, LP, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

January 21, 2014